Exhibit 99.1

Contacts:
Manny Hernandez
CFO, VP Finance & Administration
(408) 943-2754
For Immediate Release
Joseph L. McCarthy
VP Corporate Communications
(408) 943-2902

Cypress Announces Preliminary Q404 Results; Restructuring Plan

SAN JOSE, Calif., January 13, 2005 – Cypress Semiconductor Corp. (NYSE: CY) today announced that revenue for the 2004 fourth quarter ended January 2, 2005 is expected to be approximately $209 million, consistent with Cypress’s beginning-of-quarter revenue guidance in the $200 million-to-$220 million range.

Cypress expects to report a non-GAAP loss for the fourth quarter of approximately $0.131 per share, compared with its low-end guidance of a $0.09 loss per share. Most of the difference is due to the underutilization of its factories.

In an effort to return the company to profitability promptly, management has decided to take actions to reduce its cost structure, including an organizational restructuring and a reduction in force that could affect as many as 250 employees worldwide. Charges for these actions are currently estimated to be approximately $15.0 million, including an estimated cash charge of $7.0 million. Among the areas to be impacted by the restructuring:

•	Merging the Timing Technology Division (TTD) and the Personal Communications Division (PCD) into a new, market-oriented Consumer and Computation Division (CCD).
•	A reduction in force in Minnesota Fab 4 to the current capacity required by the market.

1On a GAAP basis, the projected fourth-quarter loss per share is expected to be $0.21, including amortization of intangibles and other acquisition-related, restructuring and special charges and credits.

•	Closing the Austin, Texas CAD center.
•	A reduction in the number of layers of management in the company.

Cypress is scheduled to report its 2004 fourth quarter results in a webcast and conference call on January 27, 2005, at which point the company will discuss in more detail the results of the quarter and its planned cost reduction measures. The webcast will be accessible via the Investor Relations section of the Cypress website at: http://www.cypress.com/investors.

About Cypress

Cypress Semiconductor Corp. (NYSE: CY) is Connecting from Last Mile to First Mile™ with high-performance solutions for personal, network access, enterprise, metro switch, and core communications-system applications. Cypress Connects™ using wireless, wireline, digital, and optical transmission standards, including USB, Fibre Channel, SONET/SDH, Gigabit Ethernet and DWDM. Leveraging its process and system-level expertise, Cypress makes industry-leading physical layer devices, framers, and network search engines, along with a broad portfolio of high-bandwidth memories, timing technology solutions, and reconfigurable mixed-signal arrays. More information about Cypress is accessible online at www.cypress.com.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements herein that are not historical facts and that refer to Cypress’s plans and expectations for the fourth quarter of 2004, preliminary fourth-quarter results, the size of the reduction in force, the magnitude of the restructuring and the return to profitability are “forward-looking statements” about the prospects for Cypress, which are based on our current expectations and could be affected by uncertainties and risk factors, including but not limited to a final determination of the precise restructuring plan and the costs associated therewith, and those described in our filings with the Securities and Exchange Commission.  Our actual and projected results may differ materially.